EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-53953, 33-32740, 33-35525, 33-47828, 33-63398, 33-59701, 333-27621, 333-27623 and 333-40767 of The E. W. Scripps Company and subsidiary companies on Form S-8 and Registration Statement Nos. 33-36641 and 333-100390 of The E. W. Scripps Company and subsidiary companies on Form S-3 of our report dated January 22, 2003 (except for Notes 1 and 12, as to which the date is February 6, 2003) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”), appearing in this Annual Report on Form 10-K of The E. W. Scripps Company and subsidiary companies for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP Cincinnati, Ohio March 25, 2003

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